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COLUMBIA THREADNEEDLE INVESTMENTS

GLOBAL PERSONAL ACCOUNT DEALING AND

CODE OF ETHICS

Policy Type	Global Policy

Last Review Date	December 2020

SEC Rule 204A-1 of the Advisers Act
SEC Rule 17j-1 of the Investment Company Act
FCA Rule Conduct of Business Sourcebook (COBS) 11.7
Securities and Futures Act
MAS guidelines on Risk Management Practices-Internal
Applicable Global	Controls

Regulatory Authorities	MAS Guidelines on Individual Accountability and Conduct
Code of Conduct for Persons licensed by the Securities and
Futures Commission
Section 13 of the Bank Holding Company Act known as the
"Volcker Rule"

Related Policies	See Appendix C-Other Policies Applicable to Covered
Persons

Applicability and Scope	All Covered Persons and certain household members,
trusteeships and executorships of Covered Persons.

1. POLICY STATEMENT

1.1. Keys Points

Standard of Business Conduct: The conduct of personal dealings in investments by Covered Persons (See Appendix A-Definitions for Covered Persons definition) employed by or affiliated with the Ameriprise Global Asset Management Entities1 (the "Firms") is a matter of the utmost importance to the organization, its clients, its regulators and to employees themselves. It is essential that the Firms appropriately manage access to privileged information concerning clients' portfolios, the Firms' trading intentions and trading activities, and that the Firms discharge their duties in a way that does not harm the interests of clients, the Firms or breach any legal or regulatory requirements. It is important that the Firms are not seen to act on privileged information for personal gain.

Duty Owed to Clients: Various regulations applicable to the Firms impose a fiduciary duty to act in the exclusive best interest of their clients at all times recognizing their role as a "Trusted Adviser". A number of specific obligations flow from the duty that is owed to clients, including:

•To act solely in the best interests of clients at all times.

•To make full and fair disclosure of all material facts, particularly where the Firms' interests may conflict with those of its clients.

•To act in a manner which satisfies the fiduciary duty owed to clients.

•To refrain from favouring the interest of a particular client over the interests of another client.

•To keep all information about clients (including former clients) confidential, including the client's identity, client's securities holdings information, and other non-public information.

•To exercise a high degree of care to ensure that adequate and accurate representations and other information is presented appropriately.

In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly:

•Defrauds a client in any manner.

•Misleads a client, including any statement that omits material facts.

•Operates or would operate as a fraud or deceit on a client.

•Functions as a manipulative practice with respect to a client.

•Functions as a manipulative practice with respect to securities.

Specifically, the fiduciary duty owed to clients means the following outcomes must be achieved:

•To have a reasonable, independent basis for investment advice.

1See Appendix B-Entities That Have Adopted Policy

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

•To ensure that investment advice is suitable to the client's investment objectives, needs and circumstances.

•To refrain from effecting Personal Securities Transactions inconsistent with clients' interests.

•To obtain best execution for clients' securities transactions.

Conflicts of Interest: All Covered Persons must be vigilant in terms of identifying circumstances that may present a conflict of interest. A conflict of interest is any situation that presents an incentive to act other than in the best interest of a client or without objectivity. A conflict of interest may arise, for example, when a Covered Person engages in a transaction that potentially favors:

•The Firms' interests over a client's interest

•The interest of a Covered Person over a client's interest

•One client's interest over another client's interest

In addition to this Ameriprise Global Asset Management Personal Account Dealing and Code of Ethics Policy ("Policy"), the Firms have adopted various policies designed to prevent, or otherwise manage, conflicts of interest in contexts outside of personal trading. To effectively manage conflicts of interest, all Covered Persons must seek to prevent conflicts of interest, including the appearance of a conflict.

The requirements set forth in this Policy do not identify all possible conflicts of interest that may arise in relation to personal transactions. Employees are encouraged to seek assistance from their local

Compliance resources (see Appendix D-Resources) whenever they have any questions concerning obligations under the Policy, including conflicts of interest situations or concerns.

Additional Standards of Conduct and Regulatory Requirements: Covered Persons must comply with other policies adopted by the individual Ameriprise Global Asset Management Entities that are intended to promote fair and ethical standards of business conduct and comply with related regulatory requirements, including the Ameriprise Financial Global Code of Conduct. (See Appendix C-Other Policies Applicable to Covered Persons).

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

1.2. Specific Policy Requirements

This Policy applies to all Covered Persons and certain household members, Trusteeships and Executorships of Covered Persons. Covered Persons include:

•All Columbia Threadneedle employees and contractors, including employees of Columbia Wanger Asset Management (CWAM) and Lionstone.

•Any other individual with a specific role (including working on a project) which compels Covered Person status due to access to proprietary information (e.g., holdings/transactions), such as the member of a staff group that provides ongoing audit, technology, finance, compliance, or legal support to Firms.

•Any other persons that may be deemed appropriate by Compliance.

Covered Securities Transactions/Accounts: This Policy governs a Covered Person's personal securities transactions as well as those securities transactions in which a Covered Person is deemed to have a direct or indirect Beneficial Ownership (see Appendix A-Definitions for Beneficial Ownership definition) and over which a Covered Person exercises direct or indirect influence or control ("Affiliated Accounts"). An account generally is covered by this Policy if it is:

•In the Covered Person's name

•In the name of the Covered Person's spouse/partner and/or any financially dependent members of the Covered Person's household,

•Of a partnership in which the Covered Person or a member of his/her immediate family is a partner with direct or indirect investment discretion

•Of a trust in which the Covered Person (or a member of his/her immediate family) is a beneficiary and a trustee with direct or indirect investment discretion

•Of a closely held corporation in which the Covered Person or a member of his/her immediate family holds shares and have direct or indirect investment discretion

It is the responsibility of the Covered Person to seek advice in the event that it is not clear whether certain personal securities transactions are covered by this Policy.

Material Nonpublic Information: A Covered Person who is in possession of material nonpublic information (often referred to as "Inside Information") about securities or financial instruments is prohibited from buying, selling, recommending or trading such securities or financial instruments. In addition, a Covered Person must not communicate or disclose such information to others who may misuse it. Material nonpublic information may include nonpublic information about a pooled investment vehicle (e.g., UCITS, open-end and closed-end mutual funds, and private funds) that are advised or sub-advised by the Firm. The Firms each have adopted specific policies that address these prohibitions, and set forth specific protocols for handling material nonpublic information (see Appendix C-Other Policies Applicable to

Covered Persons)

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Brokerage Accounts at Designated Broker-Dealers (Limited Choice): Covered Persons must promptly disclose their brokerage accounts to their Firm's Compliance group and ensure that each broker-dealer with which he/she maintains an account sends to the Compliance group, as soon as practicable, copies of all confirmations of his/her securities transactions and of all monthly, quarterly and annual account statements.

North America employees must receive approval from Personal Trading Compliance prior to opening any new brokerage account outside of the Limited Choice Policy2 in order to comply with FINRA Rule 3210. Limited Choice accounts must be disclosed on PTA ahead of any trading.

EMEA/APAC employees must receive approval from Personal Trading Compliance prior to opening any new brokerage account outside the Limited Choice Policy. Limited Choice accounts must be disclosed on PTA ahead of any trading and the feed from a Limited Choice Broker must be authorized by the employee prior to trading.

Personal Trading Restrictions

Prohibition on "Front Running": Covered Persons are prohibited from engaging in a Personal Securities Transaction that involves the purchase or sale of a Reportable Security when such Covered Person has knowledge that such security (1) is being considered for purchase or sale by a client account or (2) is being purchased or sold by a client account.

Prior Approval (Pre-Clearance) of Personal Security Transactions: Covered Persons must obtain approval – often referred to as pre-clearance - from Compliance prior to effecting a securities trade in most categories of investments. This pre-clearance requirement extends to securities transactions in all accounts for which the Covered Person has Beneficial Ownership (see Appendix A-Definitions). If the Covered Person receives pre-clearance approval, it is valid only for the duration of the locally defined approval period; in North America preclearance is good only for the day it is granted, in EMEA/APAC preclearance is good for the day granted and until the end of the following business day. If a Covered Person does not affect the pre-cleared personal trade(s) within that locally approved time period, the Covered Person must request and obtain pre-clearance for the proposed personal trade(s) again before the trade(s) are effected. If the Covered Person does not receive pre-clearance approval, he/she must not affect the requested Personal Securities Transaction (but may request approval on a subsequent day).

Covered Persons are required to obtain such pre-clearance approval for the majority of investments (e.g., stocks, bonds, ETFs, closed-end funds). Please refer to Appendix E-Individual Security Requirements which identifies those categories of investments to which pre-clearance is or is not applicable.

Private Placements/Limited Offerings: Investments in private placement offerings require approval by the Compliance group (e.g., private placements, non-exchange traded REITs, hedge funds, fixed income new issues, unlisted structured products, non-charity crowdfunding, etc.). If approved, the approval is good for 90 days.

2See Appendix H for details on the Limited Choice Policy

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Gifts and Charitable Donations: Approval is not necessary for a gift of securities to a Non-Profit Organization, but Compliance should be notified in advance and the Short-Term and 14-day Blackout rules do not apply. For gifting securities to a For-Profit Organization, individual, trust or other person or entity (other than a Non-Profit Organization), the pre-clearance requirement and 14-day Blackout rule do apply if you are purchasing the securities you intend to give. If the securities are already owned, the transfer of securities does not require pre-clearance. If you receive a gift of securities, you must update your holdings on PTA and no pre-clearance is required.

Short-Term Trading Prohibition (30 Day Holding Period)

Individual Securities at a Profit: Covered Persons are prohibited from engaging in short-term trading of Reportable Securities. This means that Covered Persons may not buy (or add to their existing position), then sell the same securities (or equivalent) within 30 calendar days if the trade would result in a gain. Covered Persons must wait until calendar day 31 (Trade Date + 30) to trade out of a position at a profit within the same account.

When calculating the 30-day holding period, the average cost method within the last 30 calendar days must be used.

Covered Funds and other Pooled Investment Vehicles: A Covered Person is prohibited from short term trading in any Covered Fund (e.g., mutual fund, SICAV, OEIC, or other pooled investment vehicle, see Appendix F-Covered Funds List) held for less than 30 calendar days, or a longer time if specified in the Covered Fund's prospectus or similar disclosure document. Covered Persons are prohibited from engaging in market timing (short-term trading) in shares of any pooled investment vehicles and must comply with the holding period policy established by any prospectus.

Transactions exempted from short-term trading prohibitions: Money market fund investments, automated investments and withdrawal programs, and Dividend Reinvestments are not subject to the 30-day holding period.

Initial Public Offerings ("IPOs") and Limited Offerings/Private Placements: Covered Persons require pre-clearance approval to purchase Initial Public Offerings ("IPOs") or Limited Offerings/Private Placements, including additions to existing holdings but excluding capital calls for previously approved commitments. Such approval will only be granted when 1) it is determined that the investment in a private fund (if a proprietary private fund) meets the applicable banking regulatory requirements3 and 2) it is established that there is no conflict or appearance of a conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when his/her participation in the Limited Offering is suggested by a person who has a business relationship with any such Company or expects to establish such a relationship). The 30-day holding period also applies to IPOs.

3The review of applicability of banking requirements will occur during the subscription process.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Participation in Investment Clubs: No Covered Person may participate in private investment clubs or other similar groups.

Derivatives: Covered Persons are strongly discouraged from investing in any form of derivative that could give rise to an open ended, unlimited liability. Most derivative trading is subject to pre-clearance requirements, option trading guidelines and the Short-Term Trading Prohibition. (See Appendix G-

Options/Short Trading Guidelines).

Frequent and Unusual Trading Activity: Compliance monitors patterns of personal trading activity and may require additional information from a Covered Person with respect to a specific trade or series of transactions. In addition, frequent personal trading activity is strongly discouraged. Although each situation is case specific, we generally review trading amounts over 25 trades per quarter for further analysis, which could result in corrective measures.

Columbia Wanger Asset Management (CWAM) Specific Trading Restrictions:

No CWAM Covered Person shall purchase any Reportable Security that is owned by a CWAM Client Account (excluding ETFs).

If a security purchased by a CWAM Covered Person is later purchased by a Client Account, the CWAM Covered Person will be prohibited from purchasing additional shares. Further, no CWAM Covered Person shall sell such security within a period of seven calendar days of CWAM Client Account transactions. The blackout period commences on the day of Client Account trade(s), and a CWAM Covered Person may sell on Day 8. The spirit of this Code requires that no CWAM Covered Person intentionally delay trades on behalf of a CWAM Client Account so that personal trades avoid falling within the blackout period. In certain instances, the Code of Ethics Committee may determine that a trade should be deemed to have not caused a blackout violation. ETFs are exempt from the blackout period restriction.

Additional Trading Restrictions for Investment Personnel

Rules Applicable to Portfolio Managers and other Designated Covered Persons:

14 Day Blackout Period: Portfolio Managers (and other Covered Persons specifically identified by Compliance) are not permitted to transact in any security that is purchased or sold in a client account 7 calendar days before and 7 calendar days after a client account they manage trades in that same (or equivalent) security. This means a Portfolio Manager (and other Designated Covered Persons) must wait until calendar day 8 to trade the security. Application of this rule may be applied broader based on team function and location.

Because it is a Portfolio Manager's responsibility to put his/her client's interests ahead of his/her own, he/she may not delay taking appropriate action for a client account in order to avoid potential adverse consequences in his/her personal account. In certain limited instances, Compliance, at their discretion, may determine that a trade should be deemed to have not caused a black out violation (e.g., unexpected significant client redemption or inflow triggering a sale or purchase in all securities held in the client portfolio).

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Rules Applicable to CWAM Investment Personnel:

Generally, Investment Personnel may not purchase a security with a market cap at the time of purchase in the range of $200MM to $10B, as determined by CWAM Compliance. CWAM Compliance has the authority to grant exceptions to this rule under circumstances it deems appropriate as documented at the time of approval.

Rules Applicable to Research Analysts:

Centralised Research Analysts (those who publish research for the use by Columbia Threadneedle) are prohibited from engaging in a personal securities transaction that involves securities issued by issuers on their Coverage List at the security (not issuer) level. This restriction includes securities convertible into, options on, and derivatives of, such securities.

Embedded Research Analysts-should the analyst have access to place an order within a fund they will be subject to the same blackout period as a Portfolio Manager (see above).

Rules Applicable to Trading Personnel:

3 Day Blackout Period: Traders are not permitted to transact in any security that is purchased or sold in a client account 3 calendar days after the client transaction. This means a Trader must wait until calendar day 4 to trade the security. Application of this rule may be adjusted based on team function and location.

Rules applicable to Ameriprise Shares:

All employees at band level 50 and above are subject to a blackout period of trading Ameriprise shares. The blackout occurs on the first calendar day of January, April, July, and October and lasts until one full trading day after the Ameriprise earnings for the preceding quarter are publicly released. During this period employees are restricted from trading any Ameriprise shares. All applicable employees will receive emails notifying of the start and end date of the blackout.

1.3. Reporting Requirements

Initial Holdings Report and Certification: Upon becoming a Covered Person under this Policy, one must disclose all securities holdings (as indicated in Appendix E-Individual Securities Requirements) in which they have Beneficial Ownership (as defined in Appendix A-Definitions). All brokerage accounts must be disclosed.

All Covered Persons are notified of this requirement and are provided with a copy of this Policy when they first become subject to the Policy. This initial certification must be completed within 10 calendar days of becoming a Covered Person. This information must be current as of the date no more than 45 days prior to the date the person becomes a Covered Person.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Annual Certification: Covered Persons are also required to complete an annual accounts and holdings certification. This certification allows the Covered Person to validate the Brokerage Accounts and certain securities holdings in which they have Beneficial Ownership (as defined in Appendix A-Definitions). Covered Persons also certify that they have received, read and understand the Policy. This information must be current as of a date no more than 45 days prior to the date the report was submitted.

Quarterly Certification: On a quarterly basis, Covered Persons must also certify to securities transactions outside of a previously reported and approved Brokerage Account. The quarterly certification must be completed within 30 calendar days of the last day of the quarter.

1.4. Confidentiality

All reports and other documents and information supplied by or on behalf of any Covered Person in accordance with the requirements of this Policy will be treated as confidential, but are subject to review as provided herein and in the procedures by Legal, Compliance and other involved departments of the Firms, by Personal Trading, senior management, by representatives relevant regulatory authority of the asset management business' regulatory or self-regulatory authority, or otherwise as required by law, regulation, or court order.

1.5. Personal Data

The collection and use of personal data for employees and clients located in EMEA by firms is subject to regulation to ensure the protection of data subjects; the firm sets out the general principles for handling personal data that must be followed by all staff within the EMEA Personal Data Policy. The firm has put in place comprehensive but proportionate governance measures to minimise the risk of breaches and uphold the protection of personal data. The relevant measures have been documented within this Policy.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

2. ADMINISTRATIVE REQUIREMENTS

2.1. Summary of Legal and Regulatory Requirements

Regulatory rules require registered investment advisers and investment companies to adopt a code of ethics to; protect the firm's clients, set forth standards of conduct, comply with applicable federal securities laws and address personal trading. SEC Rule 204A-1 under the Advisers Act ("Rule 204A-1") requires each registered investment adviser to adopt a code of ethics that sets out standards of conduct expected of advisory personnel, safeguards material nonpublic information about client transactions and requires advisers' "access persons" to report their personal securities transactions, including transactions in any mutual fund managed by the adviser.

Rule 17j-1 makes it unlawful for any affiliated person of a fund or any affiliated person of its investment adviser or principal underwriter to engage in certain enumerated types of misconduct in connection with the purchase or sale by such person of a security held or to be acquired by the fund. Each fund and its investment adviser and principal underwriter are required to adopt a written code of ethics containing provisions reasonably necessary to prevent the specified types of misconduct, and to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the code.

FCA Rule COBS 11.7 requires a  firm  that conducts  designated investment business  to establish, implement and maintain adequate arrangements aimed at preventing certain activities (entering into certain  personal transactions  or advising anyone else to do so, or disclosing any non-public information) of any  relevant person  that may give rise to a conflict of interest, or who has access to inside information as defined in the  Market Abuse Regulation 3 or to other confidential information relating to  clients  or transactions with or for  clients  by virtue of an activity carried out by him on behalf of the  firm.

MAS Guidelines on Risk Management Practices – Internal Controls state that an institution should have adequate policies, procedures and controls to address conflict of interest situations. It should require employees to disclose such conflicts on a timely basis. These cases should be escalated to either the Board or senior management,and disclosed to customers where relevant.

MAS Guidelines on Individual Accountability and Conduct – the Board and senior management should ensure that a framework is in place to address the standards of conduct expected of all employees. This includes fair dealing (treating customers fairly) and management of conflicts of interest.

Code of Conduct for Persons licensed by or registered with the Securities and Futures Commission – A licensed person should have a policy which has been communicated to employees in writing on whether employees are permitted to deal or trade for their own accounts. Transactions of employees' accounts and related accounts should be reported to and actively monitored and procedures maintained to detect irregularities and ensure that the handling by the licensed or registered person of these transactions or orders is not prejudicial to the interests of their clients.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

2.2. Roles and Responsibilities/Supervision

At least annually, each Chief Compliance Officer/Compliance Executive of the Ameriprise Global Asset Management Entities must review the adequacy of this Policy and the policies and procedures herein referenced.

2.3. Escalation for Non-Compliance

The Firms have various resources for Covered Persons to raise compliance issues and concerns on a confidential basis (refer to Appendix D-Resources for a list of Compliance resources). In general, a Covered Person should first discuss a compliance issue with their supervisor, department head, Chief Compliance Officer, Compliance Executive, or other resource listed on Appendix D-Resources. In the event that a Covered Person does not feel comfortable discussing compliance issues through these channels, the employee may anonymously report suspected violations of law or company policy by contacting their local resources (refer to Appendix D-Resources). Employees are encouraged to report these questionable practices so that the Firms have an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.

Violations/Breaches of this Policy are taken seriously and may result in disciplinary actions and/or sanctions. Disciplinary actions could be up to and including termination of employment and sanctions will vary depending on local requirements or the circumstances (e.g., depending on the severity of the violation, if a record of previous violations exists, etc.).

2.4. Monitoring/Oversight

Compliance is responsible for the daily monitoring of employee personal trading and applicable accounts through the usage of personal trading assistant.

Escalation of matters are provided to appropriate local governance committee.

2.5. Disclosure

Columbia Threadneedle must provide information that is material about it's business practices to clients and/or regulatory agencies, including information about any conflicts of interests and the policies to address such conflicts. Practices related to this Policy are publicly disclosed in accordance to local rules and regulations.

2.6. Recordkeeping

Each respective Compliance group is primarily responsible for maintaining records created with respect to this Policy and the procedures adopted to implement it. All records must be maintained for five years after the end of the fiscal year in which the documents were later of creation or last use, the first two years in an easily accessible place.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX A-DEFINITIONS

Beneficial Owner of an account or a security includes any person who, directly or indirectly, has or shares voting or investment power. For the purposes of the Code of Ethics, a beneficial owner includes accounts held in the name of: you, your spouse/partner and/or any financially dependent members of your household (while this normally applies to dependent children, adult children living with older parents are also included)

In addition, you also have Beneficial Ownership if any of the individuals listed above:

•Is a trustee or custodian for an account (e.g., for a child or parent)

•Exercises discretion over an account via a power of attorney arrangement or as an executor of an estate after death

•Has another arrangement where they give advice and also have a direct or indirect ownership (e.g. treasurer of an outside organization).

Brokerage Account: A Brokerage Account is an account held at a licensed brokerage firm in which securities on the Securities Reporting List are bought and sold (e.g., stocks, bonds, futures, options, Covered Funds). This includes employer-sponsored incentive savings plans.

Closed-End Funds: A closed-end fund is a publicly traded investment company that raises a fixed amount of capital through an Initial Public Offering (IPO). The fund is then structured, listed and traded like a stock on a stock exchange.

Covered Funds: Closed-End Funds, ETFs and Open-Ended Funds for which a Columbia Threadneedle entity serves as an investment adviser or for which an affiliate of Columbia Management Investment Advisers, LLC serves as principal underwriter are considered "Covered Funds."

Covered Persons includes all Columbia Threadneedle employees and contractors, any other individual with a specific role (including working on a project) which compels Covered Person status due to access to proprietary information (e.g., holdings/transactions), such as the member of a staff group that provides ongoing audit, technology, finance, compliance, or legal support to Firms, and any other persons that may be deemed appropriate by Compliance.

Private Funds: Private investment funds sponsored and managed by CMIA.

Reportable Security "Reportable Security" includes all corporate securities, options on securities, warrants, rights, foreign government debt obligations, and municipal securities.

"Reportable Security" excludes: direct obligations of the United States government; bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; insurance company general accounts (short-term cash equivalent options of a variable life insurance policy); shares of a money market fund or other short-term income or short-term bond funds; shares of any open-end mutual fund, including any shares of a Reportable Fund; and futures and options on futures.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX B-ENTITIIES THAT HAVE ADOPTED POLICY

Ameriprise Certificate Company Columbia Cent CLO Advisers, LLC

Columbia Management Investment Advisers, LLC

Columbia Management Investment Distributors, Inc.

Columbia Management Investment Services, Corp. Columbia Wanger Asset Management, LLC Lionstone Partners, LLC

Threadneedle Asset Management Holdings SARL (TAMHS) Threadneedle Asset Management Ltd.

Threadneedle Asset Management Limited (TAML) Threadneedle International Investment GmbH Threadneedle International Limited (TINTL) Threadneedle Investment Services Limited (TISL) Threadneedle Investments Singapore (Pte) Limited (TIS) Threadneedle Management Services Limited Threadneedle Navigator ISA Manager Limited (TNIML) Threadneedle Pensions Limited (TPEN)

Threadneedle Portfolio Services Hong Kong Limited, Korea Representative Office Threadneedle Portfolio Services Hong Kong Limited (TPSHKL)

Threadneedle Portfolio Services Limited (TPSL) Threadneedle Unit Trust Manager Limited (TUTML)

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX C – OTHER POLICIES APPLICABLE TO COVERED PERSONS

Ameriprise Financial Global Code of Conduct

Ameriprise Handling Whistleblower Claims Policy

Ameriprise Limited Choice Policy

Global Policy – Inside Information

Columbia Management Portfolio Holdings Disclosure Policy

Columbia Management Privacy Policy

Columbia Wanger Asset Management Portfolio Holdings Disclosure Policy

Global Policy - Gifts and Entertainment

Global Policy – Political Contributions

Global Policy – Outside Activities and Family Relationships

Threadneedle Other Conflicts of Interest Policies Applicable to Covered Persons: Threadneedle Market Abuse & Insider Dealing Policy

Threadneedle Conflicts of Interest Policy

Threadneedle Treating Customers Fairly

Threadneedle Whistleblowing Policy

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX D –RESOURCES

Compliance Resources

Send email to Personal.Trading@ampf.com or call Personal Trading - 612-671-5196

Contact the Compliance Team if you are ever at doubt as to your obligations under this Policy.

Whistleblowing

Ameriprise Financial provides a dedicated resource through NAVEX Global (formerly known as Ethicspoint) (800-963-6395), a comprehensive and confidential reporting service for U.S. employees to report suspected fraud, abuse or other misconduct.

EMEA employees, in accordance with the EMEA/APAC Whistleblowing Policy, may contact the following for reporting, investigating and remedying any wrongdoing in the workplace.

Reporting Option	Contact Email	Contact Number (+44)

Safecall		0800 915 1571

FCA whistleblowing line	whistle@fca.gov.uk	020 7066 9200

Public Concern at Work	helpline@pcaw.co.uk	020 7404 6609

APAC employees, in accordance with the EMEA/APAC Whistleblowing Policy, may contact the Head of HR APAC, the Head of Legal or Compliance or Safecall (number noted above) for reporting, investigating and remedying any wrongdoing in the workplace.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX E-INDIVIDUAL SECURITIES REQUIREMENTS

Pre-clearance Requirements

All securities held in brokerage accounts (including 401K Alight Financial self-directed brokerage accounts) are subject to prior approval ("pre-clearance") under the Policy, including Exchange Traded Funds ("ETFs") and Closed End Funds, except those listed below:

•Ameriprise Financial Stock (other rules - blackout, holding periods still apply, no speculative trading)

•Annuities and Life Insurance (where there is no specific investment exposure)

•Bank products (checking/savings, CDs, etc.)

•Currencies

•Debt securities issued by any government

•Dividend Reinvestment Plans (DRIPS)

•Futures

•Money Market Funds

•Non-Investment derivatives – sporting bets only

•Open-End Mutual Funds

•Columbia Threadneedle - EMEA and APAC Products*

•Unit Investment Trusts (UITs)

*Pre-clearance only required by FPDC/SPC members (applicable to EMEA only).

Reporting Requirements

Brokerage accounts

All brokerage accounts, including the Alight 401(k) self-directed accounts, must be reported to Personal Trade Compliance through the PTA system. This reporting requirement applies even if the holdings in the account do not require reporting (See Holdings below).

Holdings

The following securities do not require reporting:

•Annuities (report only Covered Funds listed in Appendix F)

•Bank products (checking/savings, CDs etc.)

•Currencies

•Debt securities issued by any government

•529 plans

•Money Market Funds

•Open-End Mutual Funds (report only Covered Funds listed in Appendix F)

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX F-COVERED FUNDS LIST

The Global Asset Management Personal Account Dealing and Code of Ethics Policy ("Policy") speaks to certain rules concerning activity within Covered Funds. Closed-End Funds, ETFs and Mutual Funds for which Columbia Management Investment Advisers, LLC serves as an investment adviser or for which an affiliate of Columbia Management Investment Advisers, LLC serves as principal underwriter are considered "Covered Funds." 4

The following is the list of Covered Funds as of December 2020:

•All Columbia Mutual Funds (both retail and variable), including Columbia Acorn Funds, Wanger Funds, and Multi-Manager Funds offered through Ameriprise Financial advisory programs

•All Columbia Exchange-Traded Funds (ETFs)

•All Columbia Threadneedle – EMEA and Asia Funds

•Columbia Seligman Premium Technology Growth Fund, Inc.

•Tri-Continental Corporation Third-Party Funds Sub Advised by CMIA:

•Destinations Large Cap Equity Fund

•Guardian Integrated Research VIP FUND

•NVIT Columbia Overseas Value Fund

•Pathway Large Cap Equity Fund

•SA Columbia Focused Value Portfolio

•SA Columbia Technology Portfolio

•VALIC Company I Large Cap Core Fund

•VY Columbia Contrarian Core Portfolio

•VY Columbia Small Cap Value II Portfolio

4Under the Volcker Rule, certain employee investments/holdings in proprietary funds may need to be reviewed to ensure that the holdings meet banking exclusions and exemptions requirements. Employees identified as "senior executive officers or directors" may need to provide holdings data for these funds on an ad hoc basis for analysis by the GCO.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX G-OPTIONS/SHORT TRADING GUIDELINES

Short Trading-General Guidelines

Shorting individual securities is prohibited. Shorting broad-based market securities (ETFs) is permitted.

Options Trading-General Guidelines

All persons subject to the Global Asset Management Personal Account Dealing and Code of Ethics Policy ("Policy") should not deal in any form of derivative that could give rise to an open ended, unlimited liability.

All Covered Persons must obtain pre-clearance via PTA prior to placing an options trade.

Short term trading at a profit is prohibited under the code. Covered Persons may not trade options that will result in a gain if held less than 30 days. Covered Persons must wait trade date plus 30 days before closing the position at a profit.

Acceptable Transactions

•Options that have an expiration greater than 30 days and

•Out of the money option contracts

•In the money option contracts only if there is an underlying position held greater than 30 days

Prohibited Transactions

•Options that have an expiration within 30 days

•In the money option contracts – unless there is a sufficient underlying position held greater than 30 days (100 shares per contract)

•Buying and selling options contracts at a profit held less than 30 days

Key Reminders

Covered Persons are required to preclear the option ticker symbol (please use the new option symbology) and not the underlying ticker.

Covered Persons are responsible for calculating the 30-day holding period (Trade date + 30 days), you must use the average cost method (PTA does not calculate the 30-day holding period).

Receiving pre-clearance does not exclude you from other personal trading rules included in the Policy.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX H-LIMITED CHOICE POLICY

In order to comply with regulators expectations concerning the monitoring of trading activity within Covered Person accounts, Ameriprise Financial maintains a "limited choice" brokerage policy which dictates where certain types of securities must be held and traded.

The types of securities that are subject to the Limited Choice Policy are specified in Appendix E- Individual Securities Requirements. Securities not subject to the Limited Choice Policy may be held in brokerage accounts and must meet certain requirements. See Notification of Brokerage Accounts.

Securities subject to the Limited Choice Policy must be held, and trading must be conducted, through one of these brokers:

•Ameriprise/Columbia Threadneedle North America - Ameriprise Financial Brokerage, Charles Schwab, Merrill Lynch

•Columbia Threadneedle EMEA and Asia – Barclays, Hargreaves Lansdowne, Equiniti, Interactive Brokers, UOB Kay Hian, DBS Bank of Singapore, (Charles Schwab and Merrill Lynch – restricted to U.S based accounts only)

If you maintain a brokerage account outside of the limited choice brokers that holds securities subject to the Limited Choice policy, you have the following options:

1.You may transfer the subject holdings to a like-ownership account at one of the approved brokers.

See Notification of Brokerage Accounts

2.You may liquidate the subject holdings (subject to the requirements in the Policy) and either hold the proceeds as cash or reinvest in non-subject securities.

3.You may apply for an exception. Contact Personal Trading for more information about what may be an allowable exception and what steps need to be taken to request an exception. An exception does not make you exempt from complying will all other requirements in Policy).

Covered Persons must comply with the Limited Choice Policy requirements within 30 days of becoming a Covered Person.

Notification of Brokerage Accounts

Covered Persons must immediately report any new brokerage accounts opened by completing the following steps:

•Add the account to the PTA system using the "Add Brokerage Account" functionality.

•Notify your broker of your association with Ameriprise Financial or Columbia Threadneedle. You are responsible for notifying your broker that you are affiliated with or employed by a broker/dealer and ensuring that Personal Trade Compliance is provided with duplicate statements and confirmations for your account(s).

North America employees – any brokerage account outside of Limited Choice brokers (for example, a brokerage account holding mutual funds only) must be approved by Personal Trade Compliance prior to establishing the account in order to comply with FINRA rule 3210.

EMEA/APAC employees – Employees are required to authorize the electronic feeds between the limited brokers and Columbia Threadneedle Investments.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.